Exhibit 99.1

NEWS RELEASE

For Immediate Release
March 17, 2015
Maxwell CFO Kevin Royal to leave company and assist in transition

SAN DIEGO, Calif. - Maxwell Technologies today announced that the company and Kevin S. Royal, Senior Vice President and Chief Financial Officer, have agreed that Mr. Royal, following six years of significant contribution to the company, will step down from his position during 2015.
"The company and board of directors are grateful to Kevin for his service and for his willingness to stay on through the succession process." said Dr. Franz Fink, President and CEO. "I am confident we have a strong management team focused to capitalize on the opportunities we see in the years ahead."
"My tenure with Maxwell has been rewarding, and I am proud to have played a part in guiding the company through the early adoption and initial growth period for our ultracapacitor products. Royal said."
An executive search for a Chief Financial Officer is underway, and Royal will remain active in his current role until a successor is named and an effective transition is planned and initiated.
Royal joined Maxwell as Senior Vice President, Chief Financial Officer, Treasurer and Secretary in April 2009.
About Maxwell: Maxwell is a global leader in the development and manufacture of innovative, cost-effective energy storage and power delivery solutions. Our ultracapacitor products provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications. For more information, please visit our website: www.maxwell.com.
Media & Investor Contact: Michael Sund, +1 858.503.3233; msund@maxwell.com

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